Exhibit 23.1

Consent of Independent Registered Public Accounting Firms

The Board of Directors

BHP Billiton Limited and BHP Billiton Plc:

We consent to the use of our reports dated September 25, 2014, with respect to the consolidated balance sheet of the BHP Billiton Group (comprising BHP Billiton Plc, BHP Billiton Limited and their respective subsidiaries) as of June 30, 2014, and the related consolidated income statement, consolidated statement of comprehensive income, consolidated statement of changes in equity and consolidated cash flow statement for the year then ended, and the effectiveness of internal control over financial reporting as of June 30, 2014, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our reports refer to our audit of the adjustments that were applied to restate the 2013 and 2012 consolidated financial statements, as more fully described in notes 1 and 37 to the consolidated financial statements. However, KPMG LLP was not engaged to audit, review, or apply any procedures to the 2013 and 2012 consolidated financial statements other than with respect to such adjustments.

/s/ KPMG LLP	/s/ KPMG
KPMG LLP	KPMG
London, United Kingdom	Melbourne, Australia
17 September 2015	17 September 2015